Exhibit 99.15

Guardian 8 Exhibiting at Security Industry Summit ASIS 2013

Company Reaping Benefits of Previous Years Attendance as Sales Increase

Company Reaping Benefits of Previous Years Attendance as Sales Increase

SCOTTSDALE, AZ--(Marketwired - Sep 19, 2013) - Guardian 8 Corporation, a provider of enhanced non-lethal [ENL] personal security devices, today announced that it will be joining some of its newest customers at the ASIS conference being held in Chicago Sept 24th through the 27th. The company is registered at booth #889 for the event. Since its attendance at ASIS 2012, Guardian 8 has launched its maiden product, the G8 Pro V2, which is the first in a new category of security products called enhanced non-lethals (ENL). Guardian 8 Corporation is the wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH).

The product is being eagerly accepted by Fortune 100 companies establishing workplace violence response plans, as well as contracted security service providers. "Our attendance of ASIS in the past is bringing us the marquis accounts that we knew were waiting for the Pro V2," said Steve Cochennet, CEO of Guardian 8. "We recently delivered an initial training order to a widely recognized insurance company that is in the business of risk mitigation. There are more orders to come and we look forward to seeing our new customer base at ASIS 2013."

The G8 Pro V2 fully integrates several non-lethal technologies and a communications platform to provide a safer personal defense solution. It provides a layered defense as an alternative to force from up to 50 feet away, including laser spotter, siren, strobe light, O.C. pepper spray, camera with voice and video auto-record functionality, push-to-talk communications capabilities.

Guardian 8 previously announced over 700 prospective clients were awaiting the release of the Pro V2 and credited industry events such as ASIS for the bulk of the interest being received. The cost of the Pro V2 unit is advertised on the company website at $279 per unit and accessories are also available. For full details on product and pricing, visit the Guardian 8 website.

About Guardian 8

Guardian 8 Corporation, the wholly owned operating subsidiary of publicly traded Guardian 8 Holdings (OTCQB: GRDH), is defining a new market category for personal safety and security tools: "low-impact (low-risk) enhanced non-lethal (ENL) devices." The company develops, manufactures and sells innovative personal security devices designed to deliver layered defense for low-impact de-escalation and risk mitigation. Guardian 8 is based in Scottsdale, Ariz.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the ASIS show; actual acceptance of Guardian 8's products by Fortune 100 companies; size of orders received for Guardian 8's products; Guardian 8′s and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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